Exhibit 107

Calculation of Filing Fee Table

FORM S-8

(Form Type)

Quotient Technology Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(2)

Equity(3)	Common Stock, $0.00001 par value per share	Rule 457(c) and Rule 457(h)	3,885,986	$3.11	$12,085,416.46	.00011020	$1,331.81

Equity (4)	Common Stock, $0.00001 par value per share	Rule 457(c) and Rule 457(h)	400,000	$2.65	$1,060,000.00	.00011020	$116.81

Total Offering Amounts					$13,145,416.46		$1,448.62

Total Fee Offsets							$—

Net Fee Due							$1,448.62
(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended, or the Securities Act, this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under to the Registrant’s 2013 Equity Incentive Plan (the “2013 Plan”) and the Registrant’s 2013 Employee Stock Purchase Plan, as amended (the “ESPP”) set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of the Registrant’s Common Stock, as applicable.

(2)

Estimated in accordance with Rules 457(c) and (h) solely for the purpose of calculating the registration fee on the basis of $3.11 per share, the average of the high and low prices of the Registrant’s Common Stock on March 13, 2023 as reported on the New York Stock Exchange. Pursuant to the ESPP, the purchase price of the shares of the Registrant’s common stock reserved for issuance thereunder will be at least 85% of the lower of the fair market value on (i) the first trading day of the offering period or (ii) the purchase date.

(3)

Reflects an automatic increase of 3,885,986 on January 1, 2023 to the number of shares of the Registrant’s Common Stock reserved for issuance under the 2013 Plan, which annual increase is provided for in the 2013 Plan.

(4)

Reflects an automatic annual increase of 400,000 on January 1, 2023 to the number of shares of Registrant’s Common Stock reserved for issuance under the ESPP, which annual increase is provided for in the ESPP.